Exhibit 99.1
Press Release

Jack Ladd joins the Board of Thorium Power Ltd.

Appointment Adds Financial Knowledge to Nuclear Energy Company

McLean, VA. October 23, 2006 - Thorium Power Ltd. (OTCBB:THPW) today announced the appointment of Jack Ladd, the Director of the John Ben Shepperd Leadership Institute of the University of Texas, Permian Basin to its Board of Directors.

Seth Grae, President and CEO of Thorium Power stated, “We are honored to have an individual of the caliber of Jack Ladd join our board. Jack brings with him a wealth of knowledge and experience in government, law and especially securities matters. As the Chairman of the Texas State Securities Board, Jack is among the premier securities experts in the country. He also is a prime mover behind the University of Texas’ initiative to become the host for a teaching and research nuclear reactor that will adapt advanced practices to practical use. Thorium Power is honored to be a partner in this initiative.” Grae continued, “Thorium Power seeks to change the way the public perceives nuclear power by working to develop safe, cost effective fuels that cannot be used for weapons production and which minimize waste. The addition of Mr. Ladd strengthens a board committed to achieving this mission.”

Jack D. Ladd is the Director of the John Ben Shepperd Leadership Institute of the University of Texas, Permian Basin. He is also the Chairman of the Texas State Securities Board. Mr. Ladd has almost three decades of experience in public affairs, law, governance, and public service. As a practicing attorney for 28 years, he has served on numerous civic, educational, religious and governmental boards and committees. He holds the Doctor of Jurisprudence degree from The University of Texas in Austin and a B.A. from the University of Texas in Austin.

About Thorium Power Ltd.

Thorium Power Ltd. is involved in the nuclear power sector. Its focus is on technologies and services that will benefit from, and help lead to, expanded use of nuclear power generation. The company has assembled an International Advisory Board comprised of key national and international leaders in the fields of Nuclear Energy, Finance, Government Affairs, Non-proliferation and Diplomacy. Thorium Power Ltd. also has put together a Technical Advisory Board made up of top scientists and practitioners from the world's major nuclear companies. Thorium Power Inc., a wholly owned subsidiary of Thorium Power Ltd., is a leading developer of proliferation resistant nuclear fuel technologies. Thorium Power Inc. designs nuclear fuels, obtains patent protection on these fuels, and coordinates fuel development with commercial entities and governments. The company has been working in Russia with Russian nuclear engineers and scientists for over a decade.

For more information:

Peter Charles
Thorium Power Ltd.
Ph: (703) 918-4932
Email: ir@thoriumpower.com